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                                                              Exhibit 99.(10)(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-43022 of the portfolios of Titanium Annuity Variable Account on Form N-4 of our report dated January 31, 2002, March 19, 2002 as to Note 10, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 5, 2002 relating to the financial statements of Titanium Annuity Variable Account, both contained in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading of "Experts" in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Dallas, Texas
April 29, 2002